Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Ohio Dividend Advantage Municipal Fund 3
333-77030
811-10637


The annual meeting of shareholders was held in the
offices of Nuveen Investments on November 15, 2011;
at this meeting the shareholders were asked to vote on
the election of Board Members, the elimination of
Fundamental Investment Policies and the approval of
new Fundamental Investment Policies.   The meeting
was subsequently adjourned to December 16, 2011 and January 31, 2012.

Voting results for January 31, 2012 are as follows:

<c> Common and Preferred shares voting
together as a class
<c.  Preferred shares voting
together as a class
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
            1,773,549
               701,000
   Against
               176,688
                 60,000
   Abstain
               144,072
                         -
   Broker Non-Votes
               522,497
               251,015
      Total
            2,616,806
            1,012,015



To approve the new fundamental policy
relating to the Funds ability to make
loans.


   For
            1,754,984
               695,000
   Against
               176,262
                 60,000
   Abstain
               163,063
                   6,000
   Broker Non-Votes
               522,497
               251,015
      Total
            2,616,806
            1,012,015

Proxy materials are herein
incorporated by reference
to the SEC filing on October 14,
2011, under
Conformed Submission Type
DEF 14A, accession
number 0000950123-11-090071